EXHIBIT 99.1

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
 http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS REPORTS THIRD QUARTER FISCAL YEAR 2014 RESULTS

O’FALLON, Mo. – (June 9, 2014) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today reported sales, gross profit, operating margin and net income for the third quarter ended April 30, 2014.

Third Quarter Summary:
•	Total sales were $16.1 million as compared to $16.3 million last year.
•	OEM sales were flat and Ophthalmic sales decreased 2.0% year-over-year.
•	Domestic product sales decreased 1.9% and International sales increased 2.8% year-over-year.
•	Disposable products sales increased 6.7% and capital equipment sales declined 33.9% year-over year.
•	GAAP EPS was $0.04 compared to $0.05 for the third quarter of last year.

 “Our third quarter revenues were softer than expected due primarily to sharp declines in capital equipment sales which were partially offset by strong sales of disposables,” stated Dave Hable, President and CEO of Synergetics USA, Inc. “Ophthalmic results were mixed in the quarter - we did experience pockets of strength - but not enough to offset the continued weakness in our base business. Results from our OEM business again benefitted from strong disposables sales, though weaker capital equipment sales and a difficult comparison challenged our ability to post positive growth compared to last year. Despite these challenges, the long-term growth opportunity for Synergetics remains compelling, and we see exciting opportunities to improve our growth rate and gain market share with our differentiated offerings of systems and disposables. We look forward to the launch of VersaVIT 2.0TM and the significant benefits it provides to our customers, and expect revenue contribution to ramp up meaningfully over time as we achieve broad market adoption. We will continue to execute our strategy to drive improvements in our operating and financial performance going forward.”

Third Quarter Results

Third quarter sales decreased 0.8% to $16.1 million compared to $16.3 million in the third quarter of fiscal 2013. The decrease in third quarter sales from last year was due primarily to lower Domestic ophthalmic sales.

•	Total Ophthalmic sales decreased 2.0% to $8.5 million compared to $8.7 million in the third quarter of fiscal 2013. Domestic ophthalmic sales decreased 6.1% in the third quarter of fiscal 2014, primarily due to the decreased sales of ophthalmic base business capital equipment and disposables, partially offset by increased sales of procedural kits (including kits associated with VersaVITTM). International ophthalmic sales increased 3.1% in the third quarter of fiscal 2014, primarily due to increased sales from M.I.S.S. Ophthalmics Limited and positive contribution from foreign currency, partially offset by decreased sales of ophthalmic base business capital equipment and disposables.

•	Total OEM sales were flat in the third quarter of fiscal 2013. OEM sales benefited from higher volumes of disposable products sold to our two largest OEM partners, Codman & Shurtleff, Inc. and Stryker Corporation, offset by decreased electrosurgery generator sales to Codman. OEM sales also included deferred revenue of $322,000 recognized in the third quarter of both fiscal year periods.

•	Disposable product sales increased 6.7%, or $0.9 million, to $13.9 million in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013. Disposable sales accounted for approximately 85.9% of total sales in the third quarter of fiscal 2014.

SURG Reports Third Quarter Fiscal Year 2014

June 9, 2014

•	Capital equipment sales totaled $1.9 million in the third quarter of fiscal 2014 compared to $2.9 million in the third quarter of fiscal 2013.

Gross profit for the third quarter of fiscal 2014 decreased to $8.9 million, or 55.2% of sales, compared to $9.1 million, or 55.7% of sales, in the third quarter of fiscal 2013. Gross margin in the third quarter of fiscal year 2014 was negatively impacted by the mix of products including both the increase in our International sales and the increase in the percentage of our OEM sales.

Research and development expenses increased to $1.3 million, or 8.1% of net sales. The Company’s R&D investment is driven by the opportunities to accelerate new products to meet the needs of our surgeon customers and address the demands of the market. Sales and marketing expenses decreased to $3.5 million, or 21.4% of sales, this year, compared with $3.5 million, or 21.7% of net sales, for the same period last year. General and administrative expenses decreased to $2.6 million, or 16.1% of net sales, for the third quarter of fiscal 2014, compared with $2.7 million, or 16.7% of net sales, for the same period last year. Total operating expenses in the third quarter of fiscal year 2014 included incremental expenses of approximately $64,000 related to the Company’s exit activities at its King of Prussia facility. Total operating expenses also included $83,000 in the third quarter of fiscal 2014 related to the impact from the medical device excise tax, as compared to $115,000 in the prior year period.

Operating income for the third quarter of fiscal 2014 decreased to $1.4 million compared to $1.7 million in the third quarter of fiscal 2013. Net income for the third quarter of fiscal 2014 decreased by $207,000 to $943,000, or $0.04 per diluted share, compared to $1.2 million, or $0.05 per diluted share, in the third quarter of fiscal 2013.

Nine Months Results and Balance Sheet

Total sales for the first nine months of fiscal 2014 increased 4.1% to $46.8 million compared with $44.9 million in the same period last year. Net income was $1.7 million for the first nine months of fiscal 2014 compared to net income of $1.1 million for the same period in fiscal 2013. Basic and diluted earnings per share for the first nine months of fiscal 2014 was $0.07 as compared to basic and diluted earnings per share of $0.04 for the first nine months of fiscal 2013.

As of April 30, 2014, the Company had approximately $12.8 million in cash and no interest-bearing debt on its balance sheet.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Monday, June 9, 2014 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 37380959. For callers outside the U.S., the number is (847) 230-5643. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company’s website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the “Company”) is a leading supplier of precision surgical devices. The Company’s primary focus is on the disciplines of ophthalmology and neurosurgery. The Company’s distribution channels include a combination of direct and independent vitreoretinal sales organizations, both domestically and internationally, and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.

SURG Reports Third Quarter Fiscal Year 2014

June 9, 2014

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2013, as amended, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

SURG Reports Third Quarter Fiscal Year 2014

June 9, 2014

Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of April 30, 2014 (Unaudited) and July 31, 2013
(Dollars in thousands, except share data)

	April 30, 2014	July 31, 2013
Assets
Current Assets
Cash and cash equivalents	$12,753	$12,470
Accounts receivable, net of allowance for doubtful accounts of $533 and $495, respectively	15,377	14,425
Inventories	15,711	14,825
Income taxes refundable	537	254
Prepaid expenses	1,601	996
Deferred income taxes	1,987	1,827
Total current assets	47,966	44,797
Property and equipment, net	8,915	8,962
Intangible and other assets
Goodwill	12,303	12,155
Other intangible assets, net	11,341	11,715
Deferred income taxes	1,754	3,557
Patents, net	1,468	1,411
Cash value of life insurance	96	96
Total assets	$83,843	$82,693
Liabilities and stockholders’ equity
Current Liabilities
Accounts payable	$3,196	$3,237
Accrued expenses	2,942	3,486
Deferred revenue	1,288	1,288
Total current liabilities	7,426	8,011
Long-Term Liabilities
Deferred revenue	13,564	14,530
Total long-term liabilities	13,564	14,530
Total liabilities	20,990	22,541
Commitments and contingencies
Stockholders’ Equity
Common stock at April 30, 2014 and July 31, 2013, $0.001 par value, 50,000,000 shares authorized; 25,333,479 and 25,292,960 shares issued and outstanding, respectively	25	25
Additional paid-in capital	28,357	27,489
Retained earnings	34,749	33,097
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(278)	(459)
Total stockholders’ equity	62,853	60,152
Total liabilities and stockholders’ equity	$83,843	$82,693

SURG Reports Third Quarter Fiscal Year 2014

June 9, 2014

Synergetics USA, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
Three and Nine Months Ended April 30, 2014 and 2013
(Dollars in thousands, except share and per share data)

	Three Months Ended April 30, 2014	Three Months Ended April 30, 2013	Nine Months Ended April 30, 2014	Nine Months Ended April 30, 2013
Net sales	$16,135	$16,264	$46,761	$44,939
Cost of sales	7,223	7,213	20,527	22,244
Gross profit	8,912	9,051	26,234	22,695
Operating expenses
Research and development	1,302	973	4,012	2,660
Sales and marketing	3,450	3,523	10,655	10,367
Medical device excise tax	83	115	323	160
Exit costs	64	--	578	--
General and administrative	2,602	2,719	8,240	7,999
	7,501	7,330	23,808	21,186
Operating income	1,411	1,721	2,426	1,509
Other income (expenses)
Investment income	1	5	7	18
Interest expense	--	(2)	--	(6)
Miscellaneous	--	(12)	--	(35)
	1	(9)	7	(23)
Income from operations before provision for income taxes	1,412	1,712	2,433	1,486
Provision for income taxes	469	562	781	366
Net income	$943	$1,150	$1,652	$1,120
Earnings per share:
Basic earnings per share	$0.04	$0.05	$0.07	$0.04
Diluted earnings per share	$0.04	$0.05	$0.07	$0.04

Basic weighted average common shares outstanding	25,331,925	25,299,131	25,311,641	25,229,250
Diluted weighted average common shares outstanding	25,392,782	25,362,923	25,388,493	25,329,711

Net income	$943	$1,150	$1,652	$1,120
Foreign currency translation adjustment	41	(238)	181	16
Comprehensive income	$984	$912	$1,833	$1,136

SURG Reports Third Quarter Fiscal Year 2014

June 9, 2014

Synergetics USA Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Nine Months Ended April 30, 2014 and 2013
 (Dollars in thousands, except share data)

	Nine Months Ended April 30, 2014	Nine Months Ended April 30, 2013
Cash Flows from Operating Activities
Net income	$1,652	$1,120
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	864	856
Amortization	553	504
Provision for doubtful accounts receivable	66	91
Stock-based compensation	807	713
Deferred income taxes	1,643	(215)
Gain on sale	(9)
Changes in assets and liabilities
(Increase) decrease in:
Accounts receivable	(861)	(420)
Inventories	(822)	672
Prepaid expenses	(581)	(302)
Income taxes refundable	(282)	(862)
(Decrease) increase in:
Accounts payable	(60)	312
Accrued expenses	(497)	(154)
Deferred revenue	(966)	(966)
Income taxes payable	(70)	(191)
Net cash provided by operating activities	$1,437	$1,158

Cash Flows from Investing Activities
Proceeds from sale	18	--
Purchase of property and equipment	(800)	(397)
Acquisition of patents and other intangibles	(229)	(298)
Net cash used in investing activities	(1,011)	(695)

Cash Flows from Financing Activities
Proceeds from the issuance of common stock	36	65
Tax benefit associated with the exercise of non- qualified stock options	25	72
Net cash provided by financing activities	61	137

Foreign exchange rate effect on cash and cash equivalents	(204)	(181)
Net decrease in cash and cash equivalents	283	419
Cash and cash equivalents
Beginning	12,470	12,680
Ending	$12,753	$13,099